UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2010

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-14379

Ohio	31-1598292
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 East Fourth Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2010, Convergys Corporation (the “Company”) refinanced its lease arrangement (the “Facility”) relating to an office complex the Company occupies in Orlando, Florida (the “Property”). The Property is leased from Wachovia Development Corporation (the “Lessor”). The Facility replaces an existing facility which was scheduled to expire on June 30, 2010. The terms of the Facility provide for a new lease period of five years and a residual value guarantee by the Company of $47 million. Total scheduled lease payments during the term are currently estimated to be approximately $10.2 million. The lease will continue to be accounted for as an operating lease.

Upon expiration of the lease term, if the Company elects not to purchase the Property or renew the lease, the Property will be remarketed. If the Property is remarketed, the Company is obligated to pay any deficiency up to the residual value guarantee of $47 million. The Facility also gives the Company the option to purchase the Property at any time before the expiration of the lease.

Certain equity funding for the refinancing was provided by the Lessor, with the balance of the funding provided by a group of financial institutions. As part of the refinancing, the Company paid approximately $10 million to reduce the principal under the prior facility.

The Facility is subject to customary default provisions, including, without limitation, those relating to payment defaults under the lease and the operative documents, the acceleration of certain other unrelated debt obligations of the Company, performance defaults and events of bankruptcy. In the event that such defaults occur and are continuing, the Company (or certain subsidiaries of the Company pursuant to their guaranty) may be required to pay all amounts due under the lease through the end of the term of the lease. Under the terms of the lease, the Company also provides certain indemnities to the Lessor and the participating financial institutions, including environmental indemnities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

Dated: July 2, 2010	By:	/s/ Karen R. Bowman
Karen R. Bowman
Senior Vice President, General Counsel and Corporate Secretary